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                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT



         This EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of January 1, 1996, by and between PACIFIC UNITED GROUP, INC., a Delaware corporation (hereinafter referred to as "EMPLOYER") and RICHARD D. YOUNG (hereinafter referred to as "YOUNG"), on the following terms and conditions:

         1.      TERM OF AGREEMENT; DUTIES.

                 (a) Term. EMPLOYER hereby agrees to employ YOUNG as the Senior Executive Vice President of EMPLOYER and President of Pacific Thrift and Loan Company, Inc., a California corporation and operating subsidiary of the EMPLOYER ("Pacific Thrift"), for a two-year term, commencing on the date hereof, and YOUNG hereby agrees to accept such employment for such term, subject to earlier termination under the circumstances provided herein. The term of this Agreement shall be extended automatically to cover successive terms of one year commencing on each anniversary date of the date hereof after the initial two-year term, unless, at least six months prior to the end of the initial term or any renewal term hereof, YOUNG gives written notice to the Board of Directors of EMPLOYER (the "Board"), or EMPLOYER gives written notice to YOUNG, of an intent to terminate this Agreement at the end of such term.

                 (b) Duties. YOUNG, subject to the direction and control of the Board, shall devote all of YOUNG'S productive time, attention and energies to discharging, and shall perform, such executive duties and managerial responsibilities as may from time to time be specified by EMPLOYER, and will use YOUNG'S best efforts to promote the interests of EMPLOYER and its subsidiaries and affiliates. The performance of such duties and responsibilities shall be YOUNG'S exclusive employment for compensation; provided, however, that nothing herein contained shall be deemed to limit YOUNG'S right, with the consent of the Board, to engage in other activities that do not interfere with YOUNG'S duties hereunder.

         2.      COMPENSATION.

                 (a) As compensation for the services to be rendered by YOUNG hereunder during the term of YOUNG'S employment, including all services to be rendered as an officer and executive of EMPLOYER, its subsidiaries and affiliates, EMPLOYER agrees to pay YOUNG a Base Salary as defined and in accordance with the terms of Section 2 (a) (i) herein, plus a Bonus as defined and in accordance with the terms of Section 2 (a) (ii) herein:

                          (i)     During the term of this Agreement, EMPLOYER
shall pay YOUNG a salary at an annual base rate of two


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hundred twenty five thousand dollars ($225,000) per year, which shall be adjusted annually to reflect any increase from the previous year in the Consumer Price Index for the Los Angeles, California area (the "Base Salary"). The applicable Base Salary shall be payable not less frequently than monthly in accordance with the regular salary procedure from time to time adopted by EMPLOYER. There shall be deducted from all compensation paid to YOUNG such sums, including but not limited to Social Security, income tax withholding, employment insurance, and any and all other such deductions, as EMPLOYER is by law obligated to withhold.

                          (ii)    In addition to the Base Salary, EMPLOYER
shall pay YOUNG an annual bonus earned as of December 31 of the respective year (the "Bonus") to be paid to YOUNG upon issuance in due course of the EMPLOYER'S annual certified financial report. The Bonus shall equal 2 1/2% of the annual net pre-tax profits of EMPLOYER if EMPLOYER earns annual net after tax profits (after payment of the Bonus and such bonuses to any other employee who is entitled to receive a bonus from the EMPLOYER based upon the same formula as set forth in this Section 2 (a) (ii) under a contract of employment dated as of the same date as this Agreement) equal to a minimum annual return on average equity of ten percent (10%) (the "Minimum 10% Annual Return"). As used in this
Section 2 (a) (ii), net pre-tax profits and net after tax profits refer to the net pre-tax profits and net after tax profits as determined under generally accepted accounting principles. The Bonus will increase to five percent (5%) of such annual net pre-tax profits of EMPLOYER if EMPLOYER earns annual net after tax profits (after payment of the Bonus and such bonuses to any other employee who is entitled to receive a bonus from the EMPLOYER based upon the same formula as set forth in this Section 2 (a) (ii) under a contract of employment dated as of the same date as this Agreement) equal to a minimum annual return on average equity in excess of fifteen percent (15%) (the "Minimum 15% Annual Return"). To the extent that the collective bonus amounts of YOUNG and any other employee under a contract of employment dated as of the same date as this Agreement determined according to this formula result in the reduction of annual net after tax profits of EMPLOYER to an amount less than the Minimum 10% Annual Return or the Minimum 15% Annual Return (collectively referred to hereafter as the "Minimum Annual Returns"), then the amount of Bonus paid to YOUNG and the amount of bonus paid to such other employee shall be reduced to such amount as will result in EMPLOYER retaining the respective Minimum Annual Return, and such amount shall be divided equally between each of them. It is expressly acknowledged that for purposes of defining the Minimum Annual Returns there shall not be deducted any new profit-based bonus arrangements provided under written employment contracts with EMPLOYER entered into after the date of this Agreement.

                          (iii)  YOUNG shall be reimbursed for YOUNG'S
reasonable and actual out-of-pocket expenses incurred by YOUNG in




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performance of YOUNG'S duties and responsibilities hereunder, provided that
YOUNG shall first furnish to EMPLOYER proper vouchers and/or receipts.

                          (iv)  YOUNG shall be entitled to participate in, and
shall be included in, such insurance, pension, profit sharing, stock option, stock purchase and other employee benefit plans, excluding the employee cash bonus pool, of EMPLOYER as are in effect from time to time during the term of this Agreement and provided to other senior executive employees of EMPLOYER, including, but not limited to, EMPLOYER'S Supplemental Executive Retirement Plan (all of which are collectively referred to herein as the "Benefit Plans").

                          (v)  YOUNG shall also be entitled to all perquisites
provided in accordance with EMPLOYER'S policy for senior management executives from time to time in effect and such additional perquisites as may be agreed from time to time between the Board and YOUNG (all of which are collectively referred to herein as the "Perquisites"). Notwithstanding the foregoing, in no event shall each or any of the Perquisites provided pursuant to the terms of this Section 2 (a) (v) be lesser in value than such perquisites as were provided to YOUNG by Pacific Thrift and/or Presidential Mortgage Company, a California Partnership ("Presidential") and in effect immediately prior to the transfer of assets by Presidential to EMPLOYER. Perquisites provided pursuant to this Section 2(a)(v) shall include, without limitation, use of an automobile, automobile allowances, expense allowances, vacation days, sick days and holidays.

         3. DISABILITY. If, on account of any physical or mental disability, YOUNG shall fail or be unable to perform under this Agreement for any period of one hundred twenty (120) consecutive days or for an aggregate period of one hundred twenty (120) or more days during any consecutive twelve-month period, EMPLOYER may, at its option, at any time thereafter, upon written notice to YOUNG, terminate the employment relationship provided for in this Agreement. In such event, YOUNG'S requirement to render services hereunder and EMPLOYER'S requirement to compensate YOUNG hereunder shall terminate and come to an end upon the date provided in such notice. In that event, YOUNG shall be entitled to receive, as disability compensation: (i) a lump sum payment to be paid on the effective date of termination pursuant to this Section 3, which shall consist of the full annual Bonus earned, if any, at the end of the prior year, (ii) YOUNG'S Base Salary for one year following termination of this Agreement payable not less frequently than monthly, and
(iii) use of an automobile, full automobile insurance coverage, and health insurance coverage under any health insurance policies maintained by EMPLOYER for its other senior executives, all of which shall be provided pursuant to the terms of Section 2 (a) (v) herein and shall continue to be provided without interruption for the greater of one year following the effective date of termination pursuant to this Section 3 or the remainder of the term of this





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Agreement.  If, after the end of the fiscal year following the effective date of termination pursuant to this Section 3, it is determined that the annual Bonus compensation which would have been earned by YOUNG for such year if the YOUNG had continued to be employed under this Agreement would have exceeded the Bonus actually paid, EMPLOYER shall pay YOUNG a lump sum payment equal to the difference between the Bonus amount previously paid to YOUNG and the Bonus amount that would have been earned by YOUNG. Such amount shall be paid on the earlier of ten (10) days after the issuance of EMPLOYER'S annual certified financial report or one hundred and twenty (120) days after the end of the fiscal year. YOUNG shall not be obligated to reimburse EMPLOYER if the Bonus amount paid by EMPLOYER upon termination exceeds the amount of any Bonus that would have been earned. EMPLOYER may, at its option, apply for disability income insurance and, if so, any obligation on the part of EMPLOYER to pay YOUNG any payments on account of any physical or mental disability of YOUNG as specified above, shall be reduced by the amount of any payments to YOUNG under any such disability income policy. Any payments to YOUNG under any state disability insurance shall not reduce the amount payable to YOUNG under this Agreement.

         4. DEATH. In the event of YOUNG'S death during the term hereof, this Agreement shall terminate immediately. In such event, YOUNG's personal representative shall be entitled to receive, as a death benefit, in addition to any other payments which YOUNG's personal representative may be entitled to receive under any Benefit Plans: (i) a lump sum payment to be paid within five
(5) days of YOUNG'S death equal to the full annual Bonus earned by the YOUNG, at the end of the prior year; and (ii) YOUNG'S Base Salary for one year following YOUNG'S death, payable not less frequently than monthly. If, after the end of the fiscal year following the YOUNG'S death, it is determined that the annual Bonus compensation which would have been earned by YOUNG for such year would have exceeded the Bonus actually paid, EMPLOYER shall pay YOUNG'S personal representatives a lump sum payment equal to the difference between the Bonus amount previously paid to YOUNG'S personal representatives and the Bonus amount that would have been earned by YOUNG. Such amount shall be paid on the earlier of ten (10) days after the issuance of EMPLOYER'S annual certified financial report or one hundred and twenty (120) days after the end of the fiscal year. YOUNG'S personal representatives shall not be obligated to reimburse EMPLOYER if the Bonus amount paid by EMPLOYER within five (5) days following YOUNG'S death exceeds the amount of any Bonus that would have been earned.

         EMPLOYER may maintain life insurance on the life of YOUNG in favor of the EMPLOYER. YOUNG shall have no interest whatsoever in any such policy or policies, except as otherwise provided in any split dollar life insurance agreements, but YOUNG shall, at the request of EMPLOYER, submit to such medical examinations, supply such information, consent to such blood tests and execute such documents as may be required by the





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insurance company or companies to whom EMPLOYER has applied for such insurance.

         5. TERMINATION FOR CAUSE. EMPLOYER may discharge YOUNG at any time for cause. "Cause" for discharge shall mean (i) theft or embezzlement by YOUNG from EMPLOYER or its affiliates, (ii) fraud or other acts of dishonesty by YOUNG in the conduct of EMPLOYER'S business or the fulfillment of YOUNG'S assigned responsibilities hereunder, (iii) YOUNG'S conviction of, or plea of nolo contendere to, any felony or any crime involving moral turpitude, (iv) YOUNG'S willfully and knowingly taking any action which is materially injurious to EMPLOYER'S business or reputation. Within 10 business days following receipt of written notice of termination for Cause, YOUNG shall have the right to demand and, if demanded, to receive within 30 days, an opportunity to respond and defend himself before the Board and to have the Board by resolution confirm by a three-fourths affirmative vote that EMPLOYER has grounds to terminate YOUNG for Cause. If the Board does not determine that Cause exists, YOUNG shall have the option to treat his employment as not having terminated or as having been terminated by EMPLOYER without cause as defined in Section 6 herein. Without limiting the foregoing, nothing in this Section 5 shall be construed to require that YOUNG demand a hearing before the Board as a condition to pursuing any claim or action with respect to the matters contained in this Agreement. The occurrence of any event constituting cause for discharge shall permit, but not require, EMPLOYER to terminate YOUNG for Cause; provided, however, that EMPLOYER'S decision not to terminate the YOUNG upon the occurrence of an event constituting cause for discharge shall not operate as a waiver of its rights provided in this Section 5 or otherwise.

                 If EMPLOYER terminates YOUNG for Cause, EMPLOYER shall be obligated to provide to YOUNG only the Base Salary provided for in Section 2
(a) (i) herein through the date of termination of YOUNG at the rate in effect on the date of such termination.

         6. TERMINATION WITHOUT CAUSE. Should EMPLOYER terminate this Agreement for reasons other than those specified in Sections 3, 4, 5, or 7 herein, YOUNG shall be entitled to use of an automobile, full automobile insurance coverage, and health insurance coverage under any health insurance policies maintained by EMPLOYER for its other senior executives, all of which shall be provided pursuant to the terms of Section 2 (a) (v) herein and shall continue to be provided without interruption for six months following the effective date of termination pursuant to this Section 6. Upon termination pursuant to this Section 6, EMPLOYER shall additionally pay to YOUNG a lump sum payment, to be paid on the effective date of termination pursuant to this
Section 6, which shall consist of: (i) one-half of the full annual Base Salary, and (ii) the cash value of all vacation, holiday and sick days which have accrued up to the date of termination and which would have accrued for six months following termination pursuant





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to this Section 6.  Finally, on the earlier of ten (10) days after the issuance of EMPLOYER'S annual certified financial report or one hundred and twenty (120) days after the end of the fiscal year in which termination pursuant to this
Section 6 takes place, EMPLOYER shall also pay to YOUNG the lesser of one-half of the annual Bonus compensation earned by YOUNG at the end of the prior year or one-half of the annual Bonus compensation which would have been earned by YOUNG if the YOUNG had continued to be employed under this Agreement for the year in which termination takes place. (The sum of all amounts and benefits to be provided by EMPLOYER to YOUNG pursuant to this Section 6 is collectively referred to herein as the "Termination Payment".)

         7.      CORPORATE CHANGES.

                 (a) Definition. YOUNG may terminate his employment hereunder upon thirty (30) days written notice at any time within one year following the occurrence of a Corporate Change. For purposes of this Section 7, a "Corporate Change" shall be deemed to have occurred upon the occurrence of any one (or more) of the following events: (i) a transaction in which EMPLOYER ceases to be an independent publicly owned corporation that is required to file quarterly and annual reports under the Securities Exchange Act of 1934, (ii) a sale or other disposition of all or substantially all of the assets, or a majority of the outstanding capital stock, of EMPLOYER (including but not limited to the assets or stock of EMPLOYER'S subsidiaries that results in all or substantially all of the assets or stock of EMPLOYER on a consolidated basis being sold), (iii) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, or contested election for the Board, or combination of the foregoing, persons who were directors of EMPLOYER just prior to such event(s) shall cease to constitute a majority of the Board, (iv) any person, including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of shares of Employer with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast, (v) EMPLOYER'S stockholders cause a change in the majority of the members of the Board within a twelve (12) month period; provided, however, that the election of one or more new directors shall not be deemed to be a change in the membership of the Board if the nomination of the newly elected directors was approved by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve (12) month period, or (vi) a tender offer or exchange offer is made for shares of the EMPLOYER'S common stock (other than one made by the EMPLOYER) and shares of common stock are acquired thereunder.

                 (b) Payments. Upon termination of employment pursuant to this Section 7, YOUNG shall be entitled to use of an automobile, full automobile insurance coverage, and health insurance coverage under any health insurance policies maintained by EMPLOYER for its other senior executive officers, all of which





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shall be provided pursuant to the terms of Section 2 (a) (v) herein and shall continue to be provided without interruption for one year following the effective date of termination pursuant to this Section 7. Upon termination pursuant to this Section 7, EMPLOYER shall additionally pay to YOUNG a lump sum payment, to be paid within five (5) days after the date of YOUNG'S notice pursuant to Section 7 (a) herein, which shall consist of: (i) the full annual Base Salary, (ii) an amount equal to the annual Bonus compensation earned by YOUNG at the end of the prior year, and (iii) the cash value of all vacation, holiday and sick days which have accrued up to the date of termination and which would have accrued for one year following termination pursuant to this
Section 7. (The sum of all amounts and benefits to be provided by EMPLOYER to YOUNG pursuant to this Section 7 (b) is collectively referred to herein as the "Corporate Changes Termination Payment"). Notwithstanding the foregoing, if YOUNG gives notice of termination pursuant to this Section 7 prior to the closing of a transaction referred to in Section 7(a) (i) or (ii) hereof, the Corporate Changes Termination Payment must be made a condition to and must be paid on the date of the closing of such a transaction. If, after the end of the fiscal year following the effective date of termination pursuant to this
Section 7, it is determined that the annual Bonus compensation which would have been earned by YOUNG for such year if the YOUNG had continued to be employed under this Agreement would have exceeded the Bonus actually paid, EMPLOYER shall pay YOUNG a lump sum payment equal to the difference between the Bonus amount previously paid to YOUNG and the Bonus amount that would have been earned by YOUNG. If, on the other hand, it is determined that the Bonus amount paid by EMPLOYER upon termination exceeds the amount of any Bonus that would have been earned by YOUNG for such year, YOUNG shall pay EMPLOYER a lump sum payment equal to the difference between the Bonus amount previously paid to YOUNG and the Bonus amount that would have been earned by YOUNG for such year. Such amount shall be paid on the earlier of ten (10) days after the issuance of EMPLOYER'S annual certified financial report or one hundred twenty (120) days after the end of the fiscal year.

                 (c) Tax Limitations on Corporate Changes Payments. If the aggregate of all payments, including but not limited to, Corporate Changes Termination Payments and earned Bonus differentials that are to be paid to YOUNG contingent on those Corporate Changes specified in Section 7 (a) herein (the "Aggregate Amount"), would constitute a "parachute payment" (as defined in Section 280 G of the Internal Revenue Code of 1986, as amended or supplemented (the "Code"), the Corporate Changes Termination Payment and/or earned Bonus differential otherwise payable to the YOUNG pursuant to Section 7 (b) herein shall be equal to the higher of: (i) the amount (referred to herein as the "Reduced Amount") that would result in no portion of the Aggregate Amount being subject to the excise tax imposed by Section 4999 of the Code, or (ii) the full Aggregate Amount if the net after tax payments to YOUNG would exceed the Reduced





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Amount.  The determination of the Corporate Changes Termination Payment, the
earned Bonus differential under Section 7 (b), the Reduced Amount and the net after tax amount payable to YOUNG on the full Aggregate Amount shall be made by the YOUNG and the EMPLOYER in good faith, and in the event they disagree, such determination shall be made by means of arbitration to be conducted at the EMPLOYER'S expense. Any such arbitration shall be conducted in Los Angeles, California, by one arbitrator, who shall be a member of a nationally recognized accounting firm that is not then engaged by the EMPLOYER or any of its major stockholders, and who shall be jointly designated by the parties. If the parties cannot agree on the selection of an arbitrator, EMPLOYER'S then current independent auditors shall select such arbitrator. The findings of the arbitrator shall be conclusive and binding on the parties. For purposes of this Section 7 (c), the net after tax amount payable to YOUNG shall mean the present value, as determined in accordance with Section 280G(d)(4) of the Code, of any payment or distribution in the nature of compensation to or for YOUNG'S benefit, whether paid or payable pursuant to this Agreement or otherwise, net of all taxes imposed on the YOUNG with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under
Section 1 of the Code.

         8.      RIGHTS TO PROPRIETARY INFORMATION.

                 (a) For purposes of this Agreement, the term "Proprietary Information" means and includes: 1. all written, oral and visual information about EMPLOYER's customers, clients, employees, consultants and brokers that is not readily known or available to the public, or that YOUNG learns of or acquires through his employment by EMPLOYER; and 2. financial information, marketing techniques and materials, marketing and development plans, broker lists, customer lists, other information concerning brokers and customers, pricing information and policies, price lists, employee files, corporate and business contacts and relationships, corporate and business opportunities, telephone logs and messages, video or audio tapes and/or disks, photographs, film and slides, including all negatives and positive and prints, computer disks and files, rolodex cards, addresses and telephone numbers, contracts, releases, other writings of any kind, and any and all other materials of a proprietary nature to which YOUNG is exposed or has access as a consequence of his employment by EMPLOYER. All of the Proprietary Information is, and at all times shall be and remain, private and confidential and is the sole and exclusive property of, and owned and controlled by EMPLOYER, regardless of whether such Proprietary Information is in tangible or intangible form. The parties understand that information that is generally known to the public, or which YOUNG acquired other than as a consequence of his employment by EMPLOYER, such as in the course of similar employment or work elsewhere shall not be deemed part of the Proprietary Information.





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                 (b)      All Proprietary Information shall be the sole
property of EMPLOYER, its successors and assigns, and EMPLOYER, its successors and assigns shall be the sole owner of all patents, trademarks, service marks and copyrights, and other rights (collectively referred to herein as "Rights") pertaining to Proprietary Information. YOUNG hereby assigns to EMPLOYER any rights YOUNG may have or acquire in Proprietary Information or Rights pertaining to the Proprietary Information. YOUNG further agrees as to all Proprietary Information to assist EMPLOYER or any person designated by it in every necessary or appropriate manner (but at EMPLOYER's expense) to obtain and from time to time enforce Rights relating to said Proprietary Information throughout the universe. YOUNG will execute all documents for use in applying for, obtaining and enforcing such Rights on such Proprietary Information as EMPLOYER may desire, together with any assumptions thereof to EMPLOYER or persons designated by it. YOUNG's obligation to assist EMPLOYER or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information shall continue beyond the cessation of his employment. It is provided, however, that EMPLOYER shall compensate YOUNG at a reasonable rate after the cessation of employment for time actually spent by YOUNG upon EMPLOYER's request for such assistance. In the event that EMPLOYER is unable, after reasonable effort, to secure YOUNG's signature on any document or documents needed to apply for or enforce any Right relating to Proprietary Information, whether because of his physical or mental incapacity or for any other reason whatsoever, YOUNG hereby irrevocably designates and appoints EMPLOYER and its duly authorized officers and agents as his agents and attorneys-in-fact to act for and in his behalf and stead in the execution and filing of any such application and in furthering the application for an enforcement of Rights with the same legal force and effect as if such acts were performed by YOUNG.

                 (c) At all times, both during his employment and after the cessation of employment, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, YOUNG will keep in strictest confidence and trust all Proprietary Information, and YOUNG will not disclose, use, or induce or assist in the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior, express written consent of EMPLOYER, except as may be necessary in the ordinary course of performing his duties as an employee of EMPLOYER. YOUNG recognizes that EMPLOYER has received and in the future will receive from third parties their confidential, trade secret, or Proprietary Information subject to a duty on EMPLOYER's part to maintain the confidentiality of such information and to use it only in connection with the performance of his duties as an employee of EMPLOYER. YOUNG agrees that YOUNG owes EMPLOYER and such third parties, during his employment and thereafter, a duty to hold all such confidential, trade secret, or Proprietary Information in the strictest confidence, and YOUNG will not disclose, use, or induce or assist in the use or disclosure of





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any such confidential, trade secret, or Proprietary Information without the prior, express written consent of EMPLOYER, except as may be necessary in the ordinary course of performing his duties as an employee of EMPLOYER consistent with EMPLOYER's agreement with such third party.

                 (d) YOUNG agrees that all material or other original works of authorship written, created, or developed by YOUNG in connection with his employment hereunder (whether alone or in conjunction with any other person), and all rights of any and every kind whatsoever in and to the results and proceeds of YOUNG's services rendered hereunder, whether or not such rights are now known, recognized or contemplated, and the complete, unconditional and unencumbered ownership in and to such materials, results and proceeds for all purposes whatsoever shall be "works for hire," as that term is defined in the United States Copyright Act (17 U.S.C. Section 101), and shall be the sole and absolute property of EMPLOYER, its successors and assigns, and YOUNG agrees that he/she does not have and will not claim to have, either under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in or to said property.

                 (e) YOUNG will promptly disclose to EMPLOYER, and EMPLOYER hereby agrees to receive such disclosures in confidence, all discoveries, developments, designs, improvements, inventions, software programs, processes, techniques, know-how, negative know-how and data, whether or not patentable or registrable under patent, copyright or similar statutes or reduced to practice, made or conceived or reduced to practice or learned by YOUNG, either alone or jointly with others during the period of his employment, for the purpose of permitting EMPLOYER to determine whether they constitute Proprietary Information, or copyrightable or patentable material.

         9.      NON-COMPETITION/NON-SOLICITATION.

                 (a) During the period of his employment, YOUNG will not directly or indirectly engage in any activity which competes with EMPLOYER, or which EMPLOYER shall determine in good faith to be in competition with EMPLOYER or any subsidiary or affiliate of EMPLOYER. In addition, during his employment and after the cessation of employment, YOUNG will not, alone or in concert with others, or on his own behalf, or on behalf of any other person, in any way use or disclose Proprietary Information in order to solicit, entice, or in any way divert any broker to do business with any competitor of EMPLOYER or any subsidiary or affiliate of EMPLOYER. During his employment, YOUNG agrees not to plan or otherwise take any preliminary steps, either alone or in concert with others, or on his own behalf, or on behalf of any other person, to set up or engage in any business enterprise that would be in competition with EMPLOYER or any subsidiary or affiliate of EMPLOYER.





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                 (b)      During his employment and for a period of two (2)
years after the cessation of employment, YOUNG will not, either directly or indirectly, either alone or in concert with others or on his own behalf or on behalf of any other person, solicit, divert, entice, recruit, or employ any employee of or consultant to EMPLOYER, or any subsidiary or affiliate of EMPLOYER, to leave employment with or otherwise terminate employment with EMPLOYER or any subsidiary or affiliate of EMPLOYER or work for any competitor of EMPLOYER or any subsidiary or affiliate of EMPLOYER.

                 (c) YOUNG recognizes that the immediate and continuous performance of his obligations in this paragraph 9 is extremely important and valuable to EMPLOYER because of the extensive and costly training given to its employees and the knowledge gained by such employees of the Proprietary Information used by EMPLOYER in its operations. In the event of his breach of those obligations, YOUNG therefore agrees that EMPLOYER shall be entitled to estimated or liquidated damages, as defined herein. For each former employee of EMPLOYER whom YOUNG solicits, diverts, recruits, or employs in violation of this paragraph 9, and for each broker or mortgage loan customer of EMPLOYER whom such former employee handled for EMPLOYER and whom the former employee contacts or otherwise services or works with for his benefit or for the benefit of anyone in privity with YOUNG, including any competitor of EMPLOYER or any subsidiary or affiliate of EMPLOYER with whom YOUNG accepts employment in breach of this paragraph 9, YOUNG shall pay EMPLOYER liquidated damages. The liquidated damages for each such broker or customer shall be (i) the amount of profit earned by EMPLOYER from mortgage loan referrals from each broker, or the amount of profit earned on loans to each mortgage loan customer, during the twelve (12) months immediately preceding termination of such former employer with EMPLOYER, and (ii) the amount of cost to EMPLOYER to recruit and train a replacement for each such former employee plus the first six (6) month's salary paid to the replacement(s) for the former employee. If the former employee was not in a position of have contacts with brokers or to otherwise generate business from mortgage loan customers, the liquidated damages shall be the amount of the cost to EMPLOYER to recruit and train a replacement(s) for the former employee. YOUNG further agrees that the cost to recruit and train replacement(s) for each former employee as described in this paragraph 9 will be part of EMPLOYER's damages and that the profit formula for former employees who had broker or mortgage loan business contact, and the first six (6) months salary paid to the replacement(s) for former employees, are conservative estimates of the value, or a portion of the value, of the former employee to EMPLOYER.

         10. SURRENDER OF PROPRIETARY INFORMATION. In the event of the termination of his employment, YOUNG will deliver to EMPLOYER all devices, records, sketches, reports, proposals, broker information, lists, correspondence, equipment, software, computer disks, documents, photographs, photostats, negatives,





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

undeveloped film, notes, drawings, specifications, tape recordings or other electronic recordings, programs, data and other materials or property of any nature belonging to EMPLOYER or pertaining to his work with EMPLOYER, and YOUNG will not take with YOUNG, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

         11.     SUCCESSORS; BINDING AGREEMENT.

                 (a) EMPLOYER will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of EMPLOYER to expressly assume and agree to perform this Agreement in the same manner and to the same extent that EMPLOYER would be required to perform it if no such succession had taken place. Any failure of EMPLOYER to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle YOUNG to compensation from EMPLOYER in the same amount and on the same terms as he would be entitled to hereunder if EMPLOYER were to terminate employment pursuant to Section 7 hereof, except that for purposes of implementing the foregoing, the day before any such succession becomes effective shall be deemed the date that payment is due. As used in this Agreement, "EMPLOYER" shall mean EMPLOYER as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

                 (b) This Agreement shall inure to the benefit of, and be enforceable by, YOUNG'S personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If YOUNG should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisees, legatee or other designees, or if there is no such designee, to his estate.

         12. NOTICES. All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the time delivered, if personally delivered, or twenty-four hours after deposit thereof for mailing at any general or branch United States Post Office enclosed in a registered or certified postpaid envelope and addressed as follows:

         If to EMPLOYER:

         Pacific United Group, Inc.
         21031 Ventura Boulevard
         Woodland Hills, CA 91364
         Attention:  Joel R. Schultz, President and Chief
         Executive Officer
         with copies to:

         Jeffer, Mangels, Butler & Marmaro
         2121 Avenue of the Stars
         Los Angeles, CA 90067
         Attention:  Catherine De Bono Holmes, Esq.

         and

         Pacific United Group, Inc.
         21031 Ventura Boulevard
         Woodland Hills, CA 91364
         Attention:  Board of Directors

         If to YOUNG:

         Richard D. Young
         ________________

         ________________

The parties hereto may designate a different place at which notice shall be given, provided, however, that any such notice of change of address shall be effective only upon receipt.

         13. ENTIRE UNDERSTANDING. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral agreements. This Agreement may not be modified, amended, or terminated except by another instrument in writing executed by the parties hereto.

         14. GOVERNING LAW. This Agreement and all rights, obligations and liabilities arising hereunder shall be construed and enforced in accordance with the laws of the State of California.

         15.     ATTORNEY'S FEES.

                 (a) In the event it becomes necessary to commence any proceeding or action to enforce the provisions of this Agreement, the court before whom such action shall be tried may award to the prevailing party all costs and expenses thereof, including but not limited to reasonable attorneys fees, the usual, customary and lawfully recoverable Court costs, and all other expenses in connection therewith. YOUNG shall be deemed to be the prevailing party if he is awarded any amounts in any such proceeding or action.

                 (b) EMPLOYER shall also pay and be responsible for all attorneys and related fees, expenses or costs incurred by YOUNG, if EMPLOYER, or any stockholder of EMPLOYER contests the validity or enforceability of this Agreement or any part hereof.





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

         The parties hereto have executed this Agreement on the day and year first above written.

                                    "YOUNG"


                                    ________________________________
                                    RICHARD D. YOUNG


                                    "EMPLOYER"

                                    PACIFIC UNITED GROUP, INC.


                                    By: _____________________________

                                    Title:___________________________





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